UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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LNB Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

Shareholders for a Better Bank

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SHAREHOLDERS FOR A BETTER BANK
8500 Station Street, Suite 113
Mentor, Ohio 44060
Phone: 440-951-1111
Fax: 440-255-8645
April 8, 2008
Dear Fellow LNB Shareholder:
Shareholders for a Better Bank is writing to ask for your support in connection with the annual meeting of LNB Bancorp, Inc. to be held on May 20, 2008, at 10:00 a.m. local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052. The attached proxy statement and the enclosed GREEN proxy card are being furnished by Shareholders for a Better Bank. The members of the committee have the right to vote 7.0% of LNB’s outstanding shares. At the meeting, we are asking you to consider an amendment to LNB’s articles of incorporation to de-classify the board and to elect our three nominees.
We are soliciting your proxy because we are disappointed in LNB’s performance and believe it is imperative for LNB’s management and the board of directors to take immediate steps to maximize shareholder value. The numbers speak for themselves. LNB’s net income has declined 28% over the last five years.
Not surprisingly, given LNB’s poor financial performance, LNB’s stock price has also declined over the last several years. LNB’s stock price fell from a high of over $20 per share in January of 2005 to a low of under $12 per share in March of 2008. In addition, LNB compares poorly to other Ohio banks in a number of key performance indicators.
LNB’s management protests that they have a long-term plan and that we should give them more time. Enough is enough! We don’t believe that LNB’s “plan” is working. We believe that LNB must implement a real plan to improve its performance or consider strategic alternatives. LNB’s shareholders have stood by long enough while shareholder value has steadily eroded under the present board’s management of the company. We believe that our director nominees’ election will provide management with the fresh perspective necessary to increase profitability and maximize shareholder value. LNB needs new leadership now.
We appreciate your support. Your vote is important. Don’t delay.
Respectfully,
Shareholders for a Better Bank

Richard M. Osborne and Steven A. Calabrese

ANNUAL MEETING OF SHAREHOLDERS
OF LNB BANCORP, INC.
PROXY STATEMENT OF
SHAREHOLDERS FOR A BETTER BANK
Please sign, date and mail the enclosed GREEN proxy card today
This proxy statement and enclosed GREEN proxy card are being furnished by Shareholders for a Better Bank with respect to LNB Bancorp, Inc., an Ohio corporation, in connection with the solicitation of proxies from you, as holders of shares of common stock of LNB, for use at the annual meeting of shareholders to be held on May 20, 2008 at 10:00 a.m. local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052. This proxy statement and the GREEN proxy card are first being mailed to LNB shareholders on or about April 9, 2008.
LNB has set the record date for determining shareholders entitled to notice of and to vote at the annual meeting as April 11, 2008. Shareholders of record as of the close of business on the record date will be entitled to vote at the annual meeting. Based on LNB’s annual report on Form 10-K, there were 7,295,663 shares of common stock reported to be outstanding, with each share entitled to one vote at the annual meeting. The members of the committee, Richard M. Osborne and Steven A. Calabrese, are the beneficial owners of 510,000 shares, or 7.0%, of LNB’s common stock, which includes 330,000 shares owned by AMG Investments, LLC which they have the right to vote as AMG’s managing members.
We ask you to consider and vote on the following proposals at the annual meeting:
1.	To approve an amendment to LNB’s articles of incorporation to add a provision for the annual election of all directors;

2.	To elect the following nominees to the board: Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith;

3.	To adjourn the annual meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 and 2; and

4.	To oppose any proposal by LNB to adjourn or postpone the annual meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the annual meeting to defeat our proposals.
This solicitation is being made by Shareholders for a Better Bank and not on behalf of the board of directors or management of LNB.
We are not aware of any other matters to be brought before the annual meeting. Should other matters be brought before the annual meeting, the persons named as proxies in the enclosed GREEN proxy card will vote on such matters in their discretion.

A proxy may be given by any person who held shares of LNB on April 11, 2008, the record date for the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GREEN proxy card even if you have already delivered a proxy. Please do not return any proxy sent to you by LNB. If you have already returned a proxy card to LNB, that card will be automatically revoked if you complete and return the enclosed GREEN proxy card.
If your LNB shares are registered in your own name, please sign, date and mail the enclosed GREEN proxy card to D.F. King & Co., Inc. in the provided postage-paid envelope. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GREEN proxy card with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a GREEN proxy card to be signed representing your LNB shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to the committee in care of D.F. King & Co. to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.
Your vote is important, no matter how many or how few shares you own. We urge you to sign, date and return the enclosed GREEN proxy card today to cast your vote FOR the above proposal and our nominees. Time is short. Please vote today!
IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GREEN PROXY CARD OR NEED ADDITIONAL COPIES OF THESE PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR, D.F. KING, AT THE PHONE NUMBERS LISTED BELOW:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
Fax: 212-809-8839

Background — Shareholders for a Better Bank
Richard M. Osborne and Steven A. Calabrese formed the committee Shareholders for a Better Bank because of LNB’s poor financial performance and the complete lack of responsiveness from LNB’s board and management. Mr. Osborne and Mr. Calabrese are the managing members of AMG Investments, LLC, which currently owns 330,000 shares of LNB, or 4.5%, and they each individually own an additional 90,000 shares of LNB. Therefore, as the beneficial owners of 7.0% of LNB’s outstanding shares, Messrs. Osborne and Calabrese are LNB’s largest shareholders.
The Special Meeting
On November 5, 2007, AMG filed a solicitation statement with the SEC asking LNB’s shareholders to support it in demanding a special meeting. Despite LNB’s effort to keep us from calling this special meeting, many of LNB’s shareholders supported us and we prevailed. However, although LNB had no choice but to call the special meeting, management refused to recognize our proposals for the meeting and announced LNB would disallow votes cast in favor of our proposals. We believe that LNB’s refusal to recognize our proposals created an atmosphere of confusion among LNB’s shareholders in which a fair vote was impossible. We believe that LNB had an obligation to its shareholders to call the special meeting we requested and allow you to vote on the proposals contained in our proxy statement. Based on Ohio law and LNB’s own code, we believe shareholders, not management, were entitled to choose the proposals to be considered at the meeting that we requested and called. In our opinion, LNB attempted to disenfranchise its shareholders and further entrench its board of directors — spending over $300,000 to keep shareholders from even voting on our proposals at the special meeting.
On February 26, 2008, Mr. Osborne filed suit against LNB with respect to LNB’s proxy statement for the special meeting. While we were unsuccessful in obtaining a temporary restraining order, the complaint also seeks a permanent injunction that would, among other things, compel LNB to count all of the votes on our proposals. This suit is still pending.
We still believe that all of our proposals at the special meeting were in the best interests of LNB and its shareholders and we will continue to push for change at this annual meeting. However, in order to focus our efforts, we have voluntarily limited our proposals and are now asking you to approve an amendment to LNB’s articles to de-classify the board and to elect our three nominees in place of three of LNB’s nominees.
Why we need your help
Since we began our quest to hold the special meeting in October of 2007, nothing has improved at LNB. Instead of viewing the request for a special meeting as a challenge to improve the company, LNB’s board and management remain entrenched, protected by a classified board. LNB has rebuked us for not having a detailed plan to improve the bank. This ignores the fact that we do not have access to the information necessary to formulate a plan for LNB. However, once our nominees are elected to the board, they will conduct a meaningful review of LNB’s operational and strategic plans to focus LNB on the enhancement of shareholder value. The current board claims they have a plan. We contend a plan that isn’t working is no plan at all.
We are conducting this solicitation in an effort to improve the business, operations, financial condition and strategic direction of LNB. Our proposals are intended to afford you, as a shareholder of LNB, the opportunity to effect the necessary changes in the direction of LNB to enhance shareholder value rather than continuing with the status quo.
Dismal Performance
We are disappointed in LNB’s performance and believe it is imperative for management and the board of directors to take immediate steps to maximize shareholder value. The numbers speak for themselves. From 2003 to 2007:
•	Net income declined 28%;

•	Earnings per share declined 32%;

•	Return on average assets declined 45%;

•	Return on equity declined 38%; and

•	LNB’s total non-performing loans (loans which have been restructured) increased 110%.
In addition, another indication of LNB’s declining income is the increase in its pay-out ratio (the total dividends as a percentage of net income) which increased 52% from 59.9% in 2003 to 91.3% in 2007. Basically, LNB is now paying out over ninety cents of every dollar it earns to maintain the dividend, leaving practically nothing to reinvest in growth. LNB’s efficiency ratio, a ratio of expenses to revenues, increased 12% from 2003 to 2007, indicating that LNB is spending more to earn every dollar.
From 2005 to 2007 (during Mr. Klimas’ tenure as LNB’s chief executive officer):
•	Net income declined 14%;

•	Earnings per share declined 19%

•	Return on average assets declined 28%;

•	Return on equity declined 23%

•	Pay-out ratio increased to 91.3% from 74.2%, or 23%; and

•	LNB’s total non-performing loans increased 67%.
LNB’s press release announcing the financial results for year-end 2007 made much ado about nothing. Net income increased a mere 1.6% from 2006 to 2007. In a letter to shareholders, LNB eagerly told you that their strategy is working because the financial results have “shown marked improvement from the first half of the year to the second half of 2007.” What LNB failed to point out is that the financial results for the first half of 2007 were the worst first half results in at least the last five years — anything but a “marked improvement” would have been disastrous.
According to a January 2008 survey of Ohio banks prepared by the respected investment banking firm Stifel Nicolaus, LNB compares poorly to other Ohio banks in a number of key performance indicators. With a return on average assets, or ROAA, of 0.52%, LNB ranks 36th of the 45 banks surveyed by Stifel Nicolaus, 33% below Ohio banks’ average ROAA. LNB’s return on average equity, or ROAE, of 6.37% ranks 31st of the 45 banks surveyed, also well below average. LNB’s efficiency ratio, which is a ratio of expenses to revenue, ranks 33rd of 44. Finally, LNB’s ratio of non-performing assets to assets is 1.37%, 30th of the 36 banks for which this information was available and 69% below the average.
LNB’s poor performance has been reflected in its stock price which has steadily declined over the last five years, as reflected in the graph below. LNB’s highest stock price over the last five years occurred on May 13, 2003 ($23.61 per share) and its low occurred on March 17, 2008 ($11.88). And what would the decline have been if we had not purchased almost 600,000 shares in the market in 2007? In addition, LNB’s total share value, or market cap, has declined over $69 million since 2003, even including the additional issuance of shares in the Morgan Bank acquisition.
We are not satisfied with this level of performance. Are you?
Lack of Response from Management
We do not believe that LNB’s current board and management are responsive to the concerns of its shareholders.
In September 2007, Gerald R. Armstrong, one of our fellow LNB shareholders, requested that LNB do away with its staggered board. In his letter to LNB, Mr. Armstrong pointed out that the shareholders of many banks, including KeyCorp and Fifth Third Bancorp, have passed resolutions to de-stagger their boards by wide margins. He asked LNB to voluntarily consider his proposal. Instead, LNB chose to reject the proposal, claiming that Mr. Armstrong was not eligible to make it. LNB’s board refuses to recognize the concerns of its shareholders. We support Mr. Armstrong’s proposal and intend, through Proposal 1, to seek to de-classify the board so that all of LNB’s directors are accountable to the shareholders every year.
In December 2007, we wrote to Sharon L. Churchill, LNB’s chief financial officer, regarding certain accounting policies the bank had adopted for the first quarter of 2007. According to LNB’s SEC filings, it appears that LNB avoided reporting a $1.2 million loss in the first quarter of 2007 by virtue of its adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. We were concerned about the propriety of LNB’s use of Statement No. 159 and sought further explanation from LNB regarding its adoption of the statement. We never received a response to our letter.
We are also concerned about the relatively large amount of loans that LNB has outstanding to its officers and directors and their affiliates. At year-end 2006 the bank had outstanding loans to related parties of almost $25 million, representing nearly 4% of LNB’s net loan portfolio. We believe that this loan exposure to insiders is unusual for similarly situated banks. We requested additional information from Ms. Churchill and posed several questions related to these loans. For example, we have requested that the bank make public the range and average term and interest rates for these loans and the percentage of these loans that are non-recourse. We never received a response to our letter.
If LNB won’t respond to its largest shareholder, who will it respond to?
A Company in Disarray
In the last few years, there has been rampant turnover in LNB’s executive management. Since January 1, 2005, LNB has seen two new chief executive officers and two new chief financial officers. LNB appointed a new chief financial officer in March 2007 and appointed the former chief financial officer, Terry M. White, to the position of chief operating officer. Mr. White announced on January 15, 2008 that he was resigning from the company.
We believe that LNB’s leadership is in chaos. We need to return order to LNB.
Why is Mr. Klimas continuing to benefit from LNB’s poor performance?
While operating results have continued to deteriorate, LNB’s chief executive officer, Daniel E. Klimas, received a bonus for each of 2006 and 2007.
In February 2005, LNB entered into an employment agreement with Mr. Klimas and agreed to provide him with long-term compensation incentives. LNB’s 2006 chief executive officer long term incentive plan provided for a possible incentive payment to Mr. Klimas of up to 50% of his base pay in the sole discretion of LNB’s compensation committee. The plan developed such nebulous goals as “growth in the overall business of [LNB] in Lorain county and Cuyahoga county” and other unmentioned subjective performance goals established by the compensation committee. Even though LNB’s net income fell approximately 15% from 2005 to 2006, Mr. Klimas was awarded a $105,000 bonus.

In early 2007, LNB created the 2007 CEO short-tem incentive plan which covers the 2007 fiscal year. This plan provides for an undisclosed profitability goal that, if met, could lead to a bonus of up to 75% of Mr. Klimas’ base salary. LNB stated that, in order for any bonus to be payable to Mr. Klimas under the plan, LNB must achieve 100% of a specified (but undisclosed) target profitability goal. In addition, LNB announced in January 2008 that its compensation committee had approved the adoption of a 2007 CEO long-term incentive plan that also covers the 2007 fiscal year and could award Mr. Klimas up to 50% of his base salary. The long-term incentive plan provides for more subjective goals. Absent from the 2007 long-term plan is any mention of profitability goals.
According to LNB’s press release, the purpose of the plan was “to provide the CEO of [LNB] with a long term incentive to achieve superior personal performance at [LNB] during 2007 in order to benefit [LNB] and its shareholders.” A purpose diminished by the fact that the plan was adopted after the end of the 2007 fiscal year while LNB’s compensation committee should have known what, if any, of the enumerated subjective goals had been met. Why would LNB’s compensation committee adopt a 2007 long-term incentive plan for Mr. Klimas in early 2008, after the 2007 fiscal year is complete?
LNB’s net income for 2007 increased only $88,000, or 1.6% over 2006. However, LNB’s compensation committee approved a cash bonus to Mr. Klimas of $100,000 under the 2007 long-term incentive plan. In addition, he was granted a nonqualified stock option to purchase 50,000 LNB shares at $14.47 per share. So while the financial position of LNB only improved $88,000 in 2007 over 2006, Mr. Klimas was awarded additional compensation of more than $100,000. What did shareholders get?
LNB needs new leadership now.
Our Action Plan
LNB must formulate and implement a plan to improve its performance or consider strategic alternatives. In our opinion, based on the bank’s performance, the current board has been unable to perform its role adequately. We do not believe LNB’s classified board structure is in shareholders’ best interest because it reduces accountability to shareholders. We feel LNB’s shareholders should vote to de-classify the board and elect our nominees, individuals with significant business and banking experience who are sensitive to shareholder concerns. LNB claims that the election of our nominees “would disrupt LNB’s long-term strategic plan and adversely impact the value of your investment.” An interesting comment given how far the value of your investment has fallen under the leadership of the current board. Assuming LNB has a plan, we don't see how three directors on a thirteen member board would disrupt that plan. Our goal is to simply inject new life into the board to improve LNB for all shareholders.
We do not believe that LNB’s current long-term strategic “plan” is working. LNB needs change now.

QUESTIONS and ANSWERS

Q:	Why am i receiving this proxy statement?
A:	You are receiving this proxy statement and the accompanying GREEN proxy card because you own LNB shares. This proxy statement contains information related to the solicitation of proxies by Shareholders for a Better Bank for use at the annual meeting of LNB shareholders to be held on May 20, 2008 at 10:00 a.m. local time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052.

Q:	Who is entitled to vote?
A:	The record date is April 11, 2008. Only holders of LNB’s common stock as of the close of business on April 11, 2008 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?
A:	Sign and date only the enclosed GREEN proxy card and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of our proposal and nominees. You have the right to revoke your proxy any time before the meeting by

• notifying D. F King & Co., our proxy solicitor, or LNB’s secretary,

• voting in person, or

• returning a later-dated proxy.

If you return your signed GREEN proxy card, but do not indicate your voting preferences, Richard M. Osborne or Steven A. Calabrese will vote FOR our proposal and FOR our nominees on your behalf.

Q:	What shares are included on the proxy card and what does it mean if I get more than one green proxy card?
A:	The number of shares printed on your GREEN proxy card(s) represents all your shares under a particular registration. Receipt of more than one GREEN proxy card means that your shares are registered differently and are in more than one account. Sign and return all GREEN proxy cards to ensure that all your shares are voted.

Q:	What should I do if I receive a gold proxy card from LNB’s board?
A:	You may receive a gold proxy card(s), which is being solicited by the board. We urge you to discard any gold proxy card or voting instruction forms sent to you by LNB. If you submit a proxy to us by signing and returning the enclosed GREEN proxy card, do not sign or return the gold proxy card or follow any voting instructions provided to you by LNB unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a gold proxy card to LNB, we urge you to revoke it simply by signing, dating and returning the enclosed GREEN proxy card. Only the latest-dated card returned will be counted. It is therefore very important that you date your proxy. It is not necessary to contact LNB for your revocation to be effective.

If you need assistance, please contact D.F. King & Co., Inc., our proxy solicitor, by telephone at 800-549-6746.

Q:	What constitutes a quorum?
A:	The number of shares held by the shareholders present in person or by proxy at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” will be counted for the purpose of determining the number of shares present at the annual meeting. So long as one shareholder is present in person or by proxy at the annual meeting, a quorum is present for the transaction of business at the annual meeting. If you submit a properly executed GREEN proxy card, you will be considered part of the quorum.

Q:	What is the effect of “broker non-votes”?
A:	A “broker non-vote” occurs when a brokerage firm holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Institutions that hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, they are precluded from exercising their voting discretion with respect to the approval of “non-routine” matters, such as the proposals in this proxy statement, because they are being opposed by LNB’s management. Therefore, brokers will not have discretion to vote your shares if you hold your shares in “street name” (e.g., through a brokerage firm) and, unless instructed by their customer, do not send in a proxy card or voting instructions to vote the shares they hold in “street name.”

“Broker non-votes” will count as votes present for the purpose of determining whether a quorum is present. Because Proposal 1 requires the affirmative vote of a percentage of the outstanding shares, “broker non-votes” will have the same effect as a vote against Proposal 1. “Broker non-votes” are not counted for the purposes of electing directors (Proposal 2).

Q:	Does LNB have discretionary authority to vote against our proposals?
A:	Pursuant to Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, a proxy may confer discretionary authority on LNB to vote on any matter unless LNB received notice of such matter at least 45 days before the date on which LNB first sent its proxy materials for the prior year’s annual meeting. In this case, unless notice of a shareholder proposal for the 2008 annual meeting of shareholders was received by LNB not later than January 31,

2008, LNB could vote proxies that it receives in the interest of LNB in accordance with the judgment of the board. However, since we provided LNB with notice of our proposals on the January 31 deadline, LNB does not have discretionary voting authority to vote against our proposal or our nominees.

Q:	Who can attend the annual meeting?
A:	All shareholders of LNB as of the record date, April 11, 2008, can attend.

Q:	Who is LNB’s largest principal shareholder?
A:	The members of the committee own 510,000 shares of LNB’s stock, including 330,000 shares owned by AMG, or 7.0% of the stock entitled to vote at the annual meeting. (See Annex A for more details)

Q:	What percentage of stock are LNB’s directors and executive officers entitled to vote at the annual meeting?
A:	Together, they are entitled to vote 709,378 shares, or 9.64% of the common stock entitled to vote at the annual meeting. (See Annex B for more details.)

Q:	Who pays for the committee’s solicitation expenses?
A:	We will bear the entire expense of preparing this proxy statement and the soliciting of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation). Proxies may be solicited by the committee, its members, agents or representatives by phone, fax, email, mail, or personal solicitation. We will ask banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of LNB shares that these institutions hold. We will reimburse these institutions for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies for a fee estimated at $25,000. We will reimburse D.F. King for its reasonable out-of-pocket expenses. D.F. King will utilize approximately 25 persons in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies for approval of the proposals at this annual meeting will be approximately $50,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total expenditures to date relating to these solicitations have been approximately $15,000.

PROPOSAL ONE
APPROVE AN AMENDMENT TO LNB’S ARTICLES OF INCORPORATION TO
ADD A PROVISION FOR THE ANNUAL ELECTION OF DIRECTORS
We propose to amend LNB’s articles of incorporation to add a provision for the annual election of directors, as set forth below. Currently, LNB’s code of regulations (Article IV, Section 1(e)) provides that the board of directors shall be divided into three classes, with an equal number of directors in each class and with directors in each class standing for election at every third annual meeting of shareholders.
Pursuant to Article VIII, Section 2 (Conflicts of Instruments) of LNB’s code of regulations, the addition of a provision to LNB’s articles of incorporation providing for the annual election of directors would have the effect of overriding, or trumping, the board classification provision in LNB’s code of regulations, as LNB’s articles of incorporation are “superior to” the code of regulations. Therefore, the result of this amendment would be to de-classify LNB’s board of directors.
We believe that the election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of LNB and its shareholders.
LNB’s board of directors is currently divided into three classes, with each class elected to a three-year term. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.
Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (such as de-classifying the board) and company value. For example, Harvard Law School’s Lucian A. Bebchuk and Alma Cohen found evidence that staggered boards cause an economically meaningful reduction in the value of a company (“The Costs of Entrenched Boards,” Journal of Financial Economics, 2005). Professor Bebchuk and his colleagues also determined that a staggered board provides no countervailing benefit, such as a higher purchase price premium upon the sale of the company (“The Powerful Antitakeover Force of Staggered Boards,” Stanford Law Review, 2002).
Investors increasingly favor requiring annual elections for all directors. Shareholder proposals recommending annual elections received, on average, 63.9% of the vote in the first half of 2007, according to Institutional Shareholder Services (ISS) (2007 ISS Postseason Report). ISS also found that the prevalence of classified boards among S&P 500 companies has fallen dramatically, putting companies with classified boards in the minority.
We regard as unfounded the concern expressed by LNB that the annual election of all directors could destabilize the board or leave the company without experienced directors. The directors of most public companies are routinely re-elected every year. In the unlikely event that shareholders do vote to replace a significant number of the board members, such a decision would express enormous dissatisfaction with the incumbent directors and would reflect an urgent need for change. We feel that annually elected directors are equally capable of focusing on the long-term performance of our company and would also be more accountable to LNB’s shareholders.
We also disagree with management’s position that a classified board provides the advantage of reducing LNB’s vulnerability to certain potentially abusive takeover tactics and encouraging potential acquirers to enter into arm’s length negotiations with experienced directors as opposed to a few large shareholders. As an Ohio corporation, LNB has three Ohio statutes at its disposal that operate as anti-takeover devices and require potential acquirors to deal with the existing board of directors. In addition, LNB has a “poison pill” to help thwart potential hostile takeovers. A classified board as an anti-takeover protection is not needed in addition to the other deterrents in LNB’s arsenal.
As noted by ISS Governance Services in its March 7, 2008 recommendations for the special meeting, "[t]he ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests. Board classification forces dissidents and would-be acquirers to negotiate with the incumbent board, which has the authority to decide on offers without a shareholder vote.”
Amendment
If the amendment to LNB’s articles of incorporation is adopted pursuant to this proposal, the addition to the articles would read as follows (additions indicated by underlining):
“EIGHTH. Members of the Board (“Directors”) shall be elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified.”
If approved, a de-classification of the board cannot, of itself, shorten the term of any incumbent director. Therefore, in order not to affect the unexpired terms of the previously-elected directors, each class would be elected to a one-year term beginning in the year in which that class would be re-elected — Class II directors in 2009 and Class III directors in 2010. However, if this proposal is approved, Class I directors elected at this annual meeting would be elected only for a one-year term. In addition, any current director can voluntarily agree to an immediate one-year term if this proposal is approved.
Vote Required
Pursuant to Ohio law (ORC Section 1701.71(A)(1)), LNB’s articles of incorporation may be amended by the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares and also by the affirmative vote of the holders of at least a majority of disinterested shares voted on the proposal as determined by Ohio law. A vote of the “disinterested shares” would exclude the vote of any “interested shareholder” as defined by Ohio law. We do not believe, based on SEC filings, that LNB has a shareholder that would meet the definition of “interested shareholder.” Therefore, this proposal would require the affirmative vote of holders of at least two-thirds (66 2/3%) of LNB’s outstanding shares.
The GREEN proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal and the amendment.

We urge you to vote FOR this proposal on the enclosed GREEN proxy card.

PROPOSAL TWO
ELECTION OF DIRECTORS
LNB’s board of directors currently has 13 members that are divided into three classes. The four directors in Class I are to be re-elected at this annual meeting. We propose that you elect our nominees, Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith, as three of the four Class I directors to be elected to LNB’s board of directors at this annual meeting. The four candidates receiving the greatest number of votes will be elected as directors.
If elected, each of our nominees would be entitled to serve in Class I until the 2011 annual meeting when that class expires. However, if Proposal 1 to de-classify the board is approved at this annual meeting, then the Class I directors elected at this annual meeting would be elected only to a one-year term. The Class II and II directors would serve until their respective class term expires and then those directors would be subject to annual election, if nominated. If Proposal 1 is not approved, then our nominees have agreed that, if elected, they will serve only a one-year term and will be subject to re-election annually, effective immediately. Therefore, our nominees have agreed that if they are not re-elected annually, they will no longer be a director.
We believe that all of our nominees would be deemed “independent” under the relevant rules of the NASDAQ Global Market. We also believe that one of our nominees, Mr. Smith, would qualify as an “audit committee financial expert,” as that term is defined by the SEC and the NASDAQ Global Market. Each of our nominees has consented to being named in this proxy statement and to serve as a director of LNB if elected.
By electing our nominees to the board, you will send a message to LNB that shareholders have suffered long enough and that you now expect results and you will hold the board and management accountable for delivering them.
The Nominees
Set forth below are the name, age, present principal occupation, employment history for at least the past five years and directorships of publicly-held companies for each of our nominees. None of the entities referenced below is a parent or subsidiary of LNB.

		Present Principal Occupation and Five Year
Name	Age	Employment History
Richard M. Osborne	62	Mr. Osborne is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery. Since September 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. He is also chairman of the board of Corning Natural Gas Corporation, a public natural gas utility company in Corning, New York, and chairman of the

		Present Principal Occupation and Five Year
Name	Age	Employment History
		board of Energy West, Incorporated, a public utility company headquartered in Great Falls, Montana. From 1994 to 2003, Mr. Osborne served as vice-chairman of the board of GLB Bancorp in Mentor, Ohio.

Daniel G. Merkel	64	Mr. Merkel was regional president — commercial lending from 2001 to 2006 and senior vice president — commercial lending from 1995 to 2001 of Republic Bancorp, Inc., a $6.2 billion commercial bank with offices in Michigan, Ohio and Indiana. Republic Bancorp merged with Citizens Bank in December 2006. Mr. Merkel is also a retired Naval captain.

Thomas J. Smith	63	Mr. Smith is chief financial officer and a director of Energy West. From 1999 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas. Mr. Smith is currently a director of John D. Oil and Gas. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, a natural gas distribution company in Mentor, Ohio. He is also a director of Corning Natural Gas. In addition, Mr. Smith has more than 20 years of direct banking experience. From 1994 to 2003, Mr. Smith was a director of GLB Bancorp. In addition, from July of 1994 to May of 1995, he served as treasurer of Great Lakes Bank. Mr. Smith is a Certified Public Accountant.
We are seeking the election of our nominees because we believe that the current directors have failed to implement a plan to improve LNB’s performance. In our opinion, based on the bank’s performance, the current board has been unable to perform its role adequately. We want to provide you with an alternative — that is the opportunity to elect new members with a different base of experience and expertise, and a different set of perspectives, ideas and viewpoints. In our opinion, LNB would benefit from fresh perspectives, fresh ideas, fresh viewpoints and new energy as it seeks to confront the current challenges and the challenges that lie ahead. Our nominees will take a fresh look at many of LNB’s current initiatives and practices to improve the business, operations, financial condition and strategic direction of the bank. Among other things, our nominees will conduct a meaningful review of LNB’s operational and strategic plans to ensure that the enhancement of shareholder value is one of these ultimate objectives. We do not have any specific plans or proposals in connection with our review of LNB’s operational and strategic plans as we do not have access to the information necessary to formulate meaningful plans for LNB.
If elected to the board, our nominees intend to work actively with management and the members of the board to effectuate a successful operational turnaround of LNB with the objective of enhancing shareholder value. However, there can be no assurance that the actions of our nominees, if elected, would improve LNB’s business or enhance shareholder value. In addition, our nominees, if elected, will not constitute a majority of LNB’s board of directors. Therefore, our nominees would not be able to take action at a meeting of the board at which all directors are present without the support of other directors.
We do not expect that our nominees will be unable to stand for election but in the event that they are unable to serve or for good cause will not serve, the shares represented by the enclosed GREEN proxy card will be voted for substitute nominees. In addition, we reserve the right to nominate substitute persons if LNB makes or announces any changes to its code or articles of incorporation or takes or announces any other action that has, or if consummated would have, the effect of disqualifying our nominees. In any such case, shares represented by the enclosed GREEN proxy card will be voted for our substitute nominees.
Our nominees will not receive any compensation from the committee for their services as directors of LNB. Our nominees, if elected, would receive the same compensation as the existing directors, payable in accordance with LNB’s existing payment practices.
Vote Required
This proposal requires that directors be elected by a plurality of the votes cast. The four candidates receiving the largest number of votes in favor of election will be elected. “Broker non-votes” are not counted for the purposes of electing directors.
If you have signed the GREEN proxy card and no marking is made, you will be deemed to have given direction to vote all of your shares represented by the GREEN proxy card for our nominees.
We intend to vote for persons who have been nominated by LNB to serve as a director, other than LNB’s nominees noted below. You should refer to LNB’s proxy statement and form of proxy distributed by LNB for the names, backgrounds, qualifications and other information concerning their nominees. We are NOT seeking authority to vote for and will NOT exercise any authority for Terry D. Goode, James R. Herrick and Benjamin G. Norton, three of LNB’s nominees. There is no assurance that LNB’s other nominee, Kevin C. Martin, will serve if elected with our nominees, Messrs. Osborne, Merkel and Smith.
We urge you to vote FOR the election of each of our nominees on the enclosed GREEN proxy card.

PROPOSAL THREE
TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO
SOLICIT ADDITIONAL PROXIES TO VOTE IN FAVOR OF
PROPOSALS ONE AND TWO
According to LNB’s code of regulations (Article II, Section 5(b)), a majority of the shares of LNB represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time to time, without further notice if the date, time and place to which the meeting are adjourned is fixed and announced at the meeting. At any adjourned meeting, shareholders may transact any business that might be transacted at the original meeting.
We are seeking the approval to adjourn the annual meeting, if necessary, to solicit additional proxies to vote in favor of Proposal 1 and for our nominees.
Vote Required
A majority of the shares of LNB represented at a meeting, even if less than a quorum, may adjourn the annual meeting.
The GREEN proxy card will be voted in favor of this proposal unless otherwise instructed by you. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against this proposal.
We urge you to vote FOR this proposal on the enclosed GREEN proxy card.

PROPOSAL FOUR
TO VOTE FOR A PROPOSAL TO OPPOSE ANY PROPOSAL BY LNB TO ADJOURN
OR POSTPONE THE ANNUAL MEETING
If LNB seeks to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies in the event there are not sufficient votes at the time of the annual meeting to defeat our proposals, we are seeking your approval to vote against LNB’s adjournment or postponement of the annual meeting.
We urge you to vote FOR our proposal to oppose any proposal by LNB to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies in opposition to our proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Annex B to this proxy statement sets forth certain information regarding beneficial ownership of LNB’s shares taken from LNB’s annual meeting preliminary proxy statement, filed with the SEC on March 28, 2008.
FUTURE SHAREHOLDER PROPOSALS
Any LNB shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by LNB in connection with its annual meeting of shareholders to be held in 2009 must do so no later than 120 calendar days before the date on which LNB first sent its proxy materials for the 2008 annual meeting. To be considered eligible for inclusion in LNB’s proxy statement in connection with its annual meeting of shareholder to be held in 2009, a proposal must conform to the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp, Inc., Attention: Investor Relations, 457 Broadway, Lorain, Ohio 44052. Unless notice of a shareholder proposal for the 2009 annual meeting of shareholders is received by LNB not later than 45 days before the date on which LNB first sent its proxy materials for the 2008 annual meeting, LNB intends that proxies received by it will be voted in the interest of LNB in accordance with the judgment of the board. For exact dates, please refer to the “Shareholder Proposals for the next Annual Meeting” section of LNB’s proxy statement.
LNB’s code of regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, it is necessary that you notify LNB in writing no fewer than 14 days nor more than 50 days in advance of next year’s annual meeting unless LNB gives you less than 21 days notice of the annual meeting and then notice of nominations must be given no later than the seventh day after LNB mailed notice of the annual meeting to you. Notice of nominations of directors must also meet all other requirements contained in LNB’s code of regulations. You may obtain the code of regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, Ohio 44052.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
IN THIS SOLICITATION
Each of Richard M. Osborne, Steven A. Calabrese, Daniel G. Merkel, Thomas J. Smith, and AMG is a “participant” in this solicitation. The business address of Messrs. Osborne and Smith and the address of AMG is 8500 Station Street, Suite 113, Mentor, Ohio 44060. The business address of Mr. Calabrese is 1110 Euclid Avenue, Suite 300, Cleveland, Ohio 44115. The address of Mr. Merkel is 4293 Emerald Boulevard, Richfield, Ohio 44286. AMG is an Ohio limited liability company and its principal business is to acquire, hold, sell or otherwise invest in all types of securities and other instruments. Information regarding Messrs. Osborne, Merkel and Smith is set forth above under “Proposal Two — Election of Directors — The Nominees.” Mr. Calabrese’s principal occupation is managing partner of Calabrese, Racek and Markos, Inc, which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida. The firm specializes in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate. Mr. Calabrese is a member of the board of directors of Energy West, Incorporated and John D. Oil and Gas Company.
Annex A lists certain information regarding ownership of LNB’s stock by Mr. Osborne, Mr. Calabrese, Mr. Merkel, and AMG and transactions in shares made by them during the last two years. Mr. Osborne beneficially owns 420,000 shares of LNB’s stock, or approximately 5.8% of the outstanding shares. Mr. Calabrese beneficially owns 420,000 shares of LNB’s stock, or approximately 5.8% of the outstanding shares. The shares beneficially owned by Mr. Osborne and Mr. Calabrese include 330,000 shares held by AMG, of which they are each a managing member. Mr. Merkel beneficially owns 10 shares of LNB, or less than 1% of the outstanding shares. Mr. Smith does not own shares of LNB. AMG beneficially owns 330,000 shares of LNB’s stock, or approximately 4.5% of the outstanding shares. Prior to February 15, 2008, AMG owned 600,000 shares of LNB’s stock. On February 15, 2008, at the request of the staff of the Federal Reserve Board, AMG made a pro-rata distribution of 270,000 shares of LNB to its members, or 90,000 shares each. The amount of funds originally expended by AMG to acquire the 600,000 shares of LNB shares was $8,577,450 (excluding commissions). The source of funds for this consideration was a combination of working capital of AMG and margin debt from Wachovia Securities. Based on the distribution, the margin debt is now owed by Mr. Osborne, Mr. Calabrese and AMG based on the number of shares owned by each. Interest on the margin debt is computed at a select rate above the rate banks charge securities brokers, or call money rate, and is subject to change, without notice, if the call money rate changes. To the extent permitted by law, Wachovia has a lien on certain of Mr. Osborne’s, Mr. Calabrese’s and AMG’s LNB shares. Mr. Osborne, Mr. Calabrese and/or AMG may, however, change or alter his or its investment strategy at any time to increase or decrease his or its holdings in LNB.
The members of Shareholders for a Better Bank intend to vote their 510,000 shares FOR the proposal to de-classify the board and FOR the nominees in this proxy statement.
Except as described in this proxy statement, no member of the committee or AMG is now, nor has it been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of LNB (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).
Except as described in this proxy statement, there are no material proceedings to which Mr. Osborne, Mr. Calabrese, Mr. Merkel, Mr. Smith, or AMG or any of their associates is a party adverse to LNB or any of its subsidiaries or has a material interest adverse to LNB or any of its subsidiaries. Except as described in this proxy statement, none of Mr. Osborne, Mr. Calabrese, Mr. Merkel, Mr. Smith, or AMG nor any of their associates has any interest in the matters to be voted upon at the annual meeting, other than an interest, if any, as a shareholder of LNB.
Mr. Calabrese is the managing partner of Calabrese, Racek and Markos, Inc. (CRM), a full-service commercial/industrial real estate firm. CRM provides consulting and appraisal services for borrowers and banks throughout Northeast Ohio, including LNB. Mr. Calabrese believes the fees received by CRM from matters involving LNB are less than $25,000 annually. In addition, Mr. Calabrese and/or CRM are partners of and/or manage various limited partnerships, some of which may have obtained loans from LNB in the ordinary course of business. Mr. Calabrese has no reason to believe that these loans would not be on substantially the same terms LNB offers to other customers. Except as described in this proxy statement, none of Mr. Osborne, Mr. Calabrese, Mr. Merkel, Mr. Smith or AMG nor any of their associates (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of LNB’s last fiscal year, or in any currently proposed transaction, to which LNB or any of its subsidiaries is a party where the amount involved was in excess of $120,000 and in which such person had, or will have, a direct or indirect material interest; (ii) has been indebted to LNB or any of its subsidiaries; (iii) has borrowed any funds for the purpose of acquiring or holding any securities of LNB, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of LNB, any future employment by LNB or its affiliates, or any future transaction to which LNB or any of its affiliates will or may be a party; (iv) has purchased or sold any securities of LNB within the past two years; or (v) is the direct or indirect beneficial or record owner of any securities of LNB or any parent or subsidiary of LNB.
We do not expect to receive any fees or other compensation as a result of this solicitation of proxies approving our proposals.
ADDITIONAL INFORMATION
The principal executive offices of LNB are located at 457 Broadway, Lorain, Ohio 44052. Except as otherwise noted herein, the information in this proxy statement concerning LNB has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by us or on our behalf, or for any failure by LNB to disclose events that may affect the significance or accuracy of such information.
YOUR SUPPORT IS IMPORTANT
We are seeking your support for our proposals and our nominees at this annual meeting. Please sign, date and mail the enclosed GREEN proxy card in the provided postage-paid envelope in sufficient time to be received by May 20, 2008.
If your LNB shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can sign a request with respect to your shares. Accordingly, please contact the person responsible for your account and give him or her instructions for a request to be signed representing your shares.

WHO TO CALL IF YOU HAVE ANY QUESTIONS
If you have any questions or require any assistance, please contact us or our proxy solicitor, D.F. King & Co., at the following:
D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Shareholders call toll free: 800-549-6746
Banks and Brokers call collect: 212-269-5550
Fax: 212-809-8839
Shareholders for a Better Bank
Attn: Richard M. Osborne
8500 Station Street, Suite 113
Mentor, OH 44060
Phone: 440-951-1111
Fax: 440-255-8645
Thank you for your continued support.
Respectfully Submitted,
Shareholders for a Better Bank

Richard M. Osborne and Steven A. Calabrese
April 8, 2008

ANNEX A
Additional Information Regarding the Participants
The following table sets forth information regarding the holdings of LNB’s shares by Mr. Osborne, Mr. Calabrese, Mr. Merkel and AMG, as well as by the committee, as of April 1, 2008.

	Shares Participant Holds or May		Percent of
Participant and Address	Be Deemed to Hold Beneficially		Class[1]
Richard M. Osborne	420,000	[2]	5.8%
8500 Station Street, Suite 113 Mentor, Ohio 44060

Steven A. Calabrese	420,000	[2]	5.8%
1110 Euclid Ave., Suite 300 Cleveland, Ohio 44115

AMG Investments, LLC	330,000		4.5%
8500 Station Street, Suite 113 Mentor, Ohio 44060

Daniel G. and Ann M. Merkel	10		*
4293 Emerald Blvd. Richfield, Ohio 44286

Shareholders for a Better Bank	510,000		7.0%

*	less than 1%

[1]	Based on the number of shares outstanding as reported in LNB’s Annual Report on Form 10-K for the period ended December 31, 2007.

[2]	Includes 330,000 shares held by AMG of which Mr. Osborne and Mr. Calabrese are the managing members.
The following table sets forth purchases of shares by AMG during the past two years. AMG did not sell any common stock of LNB during the past two years. However, on February 15, 2008, at the request of the staff of the Federal Reserve Board, AMG made a pro-rata distribution of 270,000 shares of LNB to its three members, or 90,000 shares each. Therefore, as of April 1, 2008, each of Mr. Osborne and Mr. Calabrese was the beneficial owner of 420,000 shares of LNB, or 5.8%. Together, they beneficially own 510,000 shares of LNB, or 7.0%.
 A-I

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
3/12/2007	200	$15.32
3/12/2007	15,000	$15.42
3/13/2007	700	$15.16
3/13/2007	2,500	$15.23
3/13/2007	1,400	$15.25
3/13/2007	100	$15.24
3/13/2007	6,900	$15.21
3/13/2007	2,200	$15.19
3/13/2007	25,300	$15.20
3/13/2007	200	$15.18
3/14/2007	100	$15.15
3/14/2007	1,400	$15.23
3/16/2007	9,000	$15.33
3/20/2007	3,500	$15.52
3/21/2007	2,800	$15.48
3/26/2007	350	$15.30
4/09/2007	700	$15.15
4/10/2007	300	$15.15
4/10/2007	1,000	$15.05
4/19/2007	100	$14.80
4/20/2007	1,000	$14.85
4/20/2007	802	$14.80
4/24/2007	2,000	$14.60
4/24/2007	2,000	$14.55
4/24/2007	1,750	$14.50
4/26/2007	900	$14.36
5/07/2007	105,000	$14.11
5/07/2007	500	$13.95
5/08/2007	15,900	$14.10
5/09/2007	25,000	$14.10
5/09/2007	305,079	$14.03
 A-II

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
6/12/2007	3,500	$15.00
6/14/2007	25,800	$15.15
6/18/2007	924	$15.05
6/18/2007	1,000	$15.15
10/25/2007	1,000	$14.25
10/25/2007	3,000	$14.15
11/9/2007	700	$13.25
11/13/2007	100	$13.47
11/14/2007	3,000	$14.10
11/14/2007	1,000	$14.01
11/14/2007	200	$14.00
11/15/2007	6,000	$14.20
11/20/2007	200	$14.35
12/31/2007	1,000	$14.69
1/02/2008	18,895	$14.80
The following table sets forth purchases of shares by Mr. Merkel during the past two years. He did not sell any common stock of LNB during the past two years.

		Approximate Per Share Price
Date	Number of Shares	(Excluding Commissions)
1/24/2008	10	$13.49
 A-III

ANNEX B
Security Ownership of Management and Principal Shareholders
Based on LNB’s preliminary proxy statement filed with the SEC, the following table sets forth the beneficial ownership of LNB’s shares by each of LNB’s directors and named executive officers, each person known to be the beneficial owner of more than 5% of outstanding shares of LNB’s and the directors and executive officers as a group, as of March 15, 2008. While the committee does not have any knowledge that would indicate that any statement contained in this Annex B is untrue, the committee takes no responsibility for the accuracy or completeness of such information, or for any failure by LNB to disclose events that may affect the significance or accuracy of this information.

	Common
	Shares
	Beneficially		Percentage of
Name of Beneficial Owner	Owned(1)		Class
Daniel P. Batista	32,639		*
Paul A. Campagna	3,924	(2)	*
Robert M. Campana	18,720	(3)	*
Sharon L. Churchill	219		*
J. Martin Erbaugh	103,049		1.41%
Terry D. Goode	66,500	(4)	*
James R. Herrick	8,000	(5)	*
Lee C. Howley	16,650	(6)	*
James F. Kidd	80,530		1.10%
Daniel E. Klimas	66,652	(7)	*
Kevin C. Martin	6,862		*
Benjamin G. Norton	153,671	(8)	2.11%
Jeffrey F. Riddell	127,474	(9)	1.75%
John W. Schaeffer, M.D.	15,296	(10)	*
Frank A. Soltis	4,802	(11)	*
Terry M. White	10,717	(12)	*
Donald F. Zwilling	4,390	(13)	*
All Directors and Executive Officers as a Group (16 in group)	709,378	(14)	9.64%

* Ownership is less than 1% of the class.
 B-I

(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the common shares reported.

(2)	Includes 1,454 shares beneficially owned by Paul A. Campagna, held in the Corporation’s 401(k) plan subject to shared voting and investment power.

(3)	Includes 18,023 common shares beneficially owned by Robert M. Campana, subject to shared voting and investment power with his spouse.

(4)	Includes 18,697 common shares beneficially owned by Terry D. Goode, subject to shared voting and investment power with his spouse.

(5)	Includes 8,000 common shares beneficially owned by James R. Herrick in his company’s 401(k) subject to shared voting and investment power.

(6)	Includes 5,530 common shares beneficially owned by Lee C. Howley and held by a partnership of which Mr. Howley is a partner and which are subject to shared voting and investment power.

(7)	Includes 60,000 common shares beneficially owned by Daniel E. Klimas subject to unexercised stock options which are vested and exercisable.

(8)	Includes 73,809 common shares beneficially owned by Benjamin C. Norton, held in a trust for the benefit of Mr. Norton’s spouse and subject to shared voting and investment power.

(9)	Includes (i) 44,378 common shares beneficially owned by Jeffrey F. Riddell, subject to shared voting and investment power with his spouse and children and (ii) 31,663 shares beneficially owned by Mr. Riddell which are held in a trust for the benefit of Mr. Riddell.

(10)	Includes 6,394 common shares beneficially owned by John W. Schaeffer, M.D., held by his spouse and subject to shared voting and investment power.

(11)	Includes 2,500 common shares beneficially owned by Frank A. Soltis which are subject to unexercised stock options which are vested and exercisable.

(12)	Includes 3,000 shares beneficially owned by Terry M. White which are held in the Corporation’s 401(k) plan, subject to shared voting and investment power. Mr. White resigned as Chief Operating Officer of the Corporation effective January 25, 2008.

(13)	Includes 709 common shares beneficially owned by Donald F. Zwilling which are held in a trust for the benefit of his spouse and subject to shared voting and investment power.

(14)	Does not include shares beneficially owned by Mr. White.
Based on LNB’s preliminary proxy statement filed with the SEC, as of March 15, 2008, no person was known to be the beneficial owners of more than 5% of the outstanding common shares of LNB, except as follows:

	Common
	Shares
	Beneficially		Percentage of
Name and Address of Beneficial Owner	Owned		Class
The Lorain National Bank	501,476	(1)	6.9%
457 Broadway Lorain, OH 44052
Richard M. Osborne	420,000	(2)	5.8%
8500 Station Street, Suite 113 Mentor, OH 44060
Steven A. Calabrese	420,000	(2)	5.8%
1110 Euclid Avenue, Suite 300 Cleveland, OH 44115
Shareholders for a Better Bank	510,000	(3)	7.0%
8500 Station Street, Suite 113 Mentor, OH 44060
 B-II

(1)	These common shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Lorain National Bank. As fiduciary, The Lorain National Bank has sole power to dispose of 114,189 of these common shares, shared power to dispose of 387,287 of these common shares, sole power to vote 31,659 of these common shares, and shared power to vote -0- of these common shares, for a total of 501,476 of the outstanding common shares of LNB.

(2)	330,000 shares of which are owned by AMG Investments, LLC for which Mr. Osborne and Mr. Calabrese are the managing members. See Annex A.

(3)	Includes 90,000 shares owned by each of Mr. Osborne and Mr. Calabrese and 330,000 owned by AMG Investments, LLC for which Messrs. Osborne and Calabrese are the managing members.
 B-III

Proxy Card for Annual Meeting
of Shareholders of LNB Bancorp, Inc.
Scheduled for May 20, 2008
THIS PROXY IS SOLICITED BY SHAREHOLDERS FOR A BETTER BANK
The undersigned hereby appoints Richard M. Osborne or Steven A. Calabrese, or either of them, with full power of substitution, as proxies to vote, for and in the name of the undersigned, all shares of common stock of LNB Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of LNB Bancorp, Inc. scheduled for May 20, 2008 at 10:00 a.m. local time at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052, and at any adjournments or postponements of the meeting. This proxy will be voted in accordance with your instructions specified below. If you do not give any specific instructions, this proxy will be voted FOR the following proposal and the election of our nominees in proposal 2. In addition, the proxies are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting.
PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
WE STRONGLY RECOMMEND A VOTE “FOR” THE FOLLOWING PROPOSAL AND “FOR” OUR DIRECTOR NOMINEES:
1.   To approve an amendment to LNB’s articles of incorporation to add a provision for the annual election of all directors;

FOR ☐	AGAINST ☐	ABSTAIN ☐
2.   To elect Richard M. Osborne, Daniel G. Merkel and Thomas J. Smith to the board;

FOR ☐	WITHHELD ☐
       FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE: ☐

We intend to use this proxy to vote for persons who have been nominated by LNB to serve as a director, other than LNB’s nominees noted below. You should refer to LNB’s proxy statement and form of proxy distributed by LNB for the names, backgrounds, qualifications and other information concerning their nominees. We are NOT seeking authority to vote for and will NOT exercise any authority for Terry D. Goode, James R. Herrick and Benjamin G. Norton, three of LNB’s nominees. There is no assurance that LNB’s other nominee, Kevin C. Martin, will serve if elected with our nominees, Messrs. Osborne, Merkel and Smith. You may withhold authority to vote for an additional LNB nominee, by writing the name of LNB’s nominee in the following space below:
FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE: ☐

3.   To adjourn the annual meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of Proposals 1 and 2; and

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.   To oppose any proposal by LNB to adjourn or postpone the annual meeting, if necessary, for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the annual meeting to defeat our proposals.

FOR ☐	AGAINST ☐	ABSTAIN ☐
This proxy card revokes all proxies previously given by the undersigned.
Please sign exactly as your name appears on this proxy card. All joint owners should sign. If you are signing in a fiduciary capacity or as a corporate officer, please also provide your full title.
Date                                        , 2008

Signature

Signature if held jointly

Title, if applicable